Exhibit 4.11

May 7, 2025

AMENDMENT NO. 1 TO

PROMISSORY NOTE

This serves as Amendment No. 1 to certain Senior Secured Convertible Promissory Note (“Amendment”) with an original issuance date of February 14, 2025 (the “Note”), issued by Zhibao Technology Inc. (the “Maker” or the “Company”) to L1 Capital Global Opportunities Master Fund. (the “Holder”). All initially capitalized terms not otherwise defined herein shall have the meanings given to those terms in the Note.

WHEREAS, the Company and the Holder desire to amend the Note, by this Amendment, with respect to the installment payment dates of the Note, as set forth below in this Amendment.

NOW THEREFORE, the undersigned agree as follows:

1. Amendment. The “Maturity Date” as defined in Section 5.12 of the Note is hereby amended from February 14, 2026 to February 13, 2026.

2. No Other Changes. Except as specifically provided in this Amendment, all other terms and conditions of the Note and certain Securities Purchase Agreement, dated as of September 23, 2024, entered into by and between the Company and Holder, as amended by certain letter agreement dated as of February 14, 2025 (the “Purchase Agreement”) shall remain in full force and effect.

3. Governing Law. This Amendment shall be governed by and construed in accordance with the Purchase Agreement. This Amendment shall not be interpreted or construed with any presumption against the party causing this Amendment to be drafted.

4. Exclusive Jurisdiction; Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Amendment shall be brought and enforced as provided in the Purchase Agreement.

5. Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Senior Secured Convertible Promissory Note on the date set forth above.

MAKER:

ZHIBAO TECHNOLOGY INC.
Floor 3, Building 6, Wuxing Road, Lane 727
Pudong New Area, Shanghai 201204

By:	/s/ Botao Ma
Name:	Botao Ma
Title:	Chief Executive Officer

L1 CAPITAL GLOBAL OPPORTUNITES MASTER FUND LTD.
168 Meridian Avenue, Level 6
Miami Beach, FL 33139

By:	/s/ David Feldman
Name:	David Feldman
Title:	Portfolio Manager